CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 27, 2020, relating to the financial statements and financial highlights of LGM Risk Managed Total Return Fund (formerly, Low Beta Tactical 500 Fund), a series of Northern Lights Fund Trust IV, for the year ended May 31, 2020, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

September 23, 2020